Exhibit 99.1

Vantage Drilling Company Reports First Quarter 2012 Results

HOUSTON, TX—(MARKET WIRE)—May 10, 2012 — Vantage Drilling Company (“Vantage”) (AMEX:VTG) reports a net loss of $1.2 million or ($0.00) per diluted share for the three months ended March 31, 2012 as compared to a net loss of $18.7 million or ($0.06) per diluted share for the three months ended March 31, 2011.

Paul Bragg, Chairman and Chief Executive Officer, commented, “We continued our strong operating performance during the quarter. And importantly, we have now completed the acquisition and delivery of our third drillship, Titanium Explorer, which is now en-route to the US Gulf of Mexico. We feel that we are in better position today than at any point in our history.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Vantage Drilling Company

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues
Contract drilling services	$104,998	$86,754
Management fees	2,722	3,966
Reimbursables	24,129	33,911

Total revenues	131,849	124,631

Operating costs and expenses
Operating costs	69,324	77,393
General and administrative	5,260	6,847
Depreciation	16,572	16,112

Total operating expenses	91,156	100,352

Income from operations	40,693	24,279
Other income (expense)
Interest income	12	38
Interest expense and other financing charges	(36,763)	(41,542)
Other income	645	1,480

Total other expense	(36,106)	(40,024)

Income (loss) before income taxes	4,587	(15,745)
Income tax provision	5,766	2,909

Net loss	$(1,179)	$(18,654)

Loss per share
Basic	$(0.00)	$(0.06)
Diluted	$(0.00)	$(0.06)

Vantage Drilling Company

Consolidated Balance Sheet

(In thousands, except par value information)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$56,474	$110,031
Restricted cash	5,378	7,028
Trade receivables	113,594	100,908
Inventory	25,651	24,376
Prepaid expenses and other current assets	17,358	16,909

Total current assets	218,455	259,252

Property and equipment
Property and equipment	1,920,029	1,913,596
Accumulated depreciation	(124,574)	(108,521)

Property and equipment, net	1,795,455	1,805,075

Other assets
Other assets	55,671	58,173

Total other assets	55,671	58,173

Total assets	$2,069,581	$2,122,500

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$42,260	$46,362
Accrued liabilities	57,187	103,809

Total current liabilities	99,447	150,171

Long–term debt, net of discount of $36,635 and $38,572	1,248,365	1,246,428
Other long-term liabilities	24,549	29,755
Commitments and contingencies
Shareholders’ equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.001 par value, 400,000 shares authorized; 291,527 and 291,241 shares issued and outstanding	292	291
Additional paid-in capital	862,754	860,502
Accumulated deficit	(165,826)	(164,647)

Total shareholders’ equity	697,220	696,146

Total liabilities and shareholders’ equity	$2,069,581	$2,122,500

Vantage Drilling Company

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,179)	$(18,654)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	16,572	16,112
Amortization of debt financing costs	2,374	1,868
Share-based compensation expense	2,253	914
Accretion of long-term debt	—	1,489
Amortization of debt discount	1,937	2,847
Deferred income tax expense (benefit)	598	(252)
Loss on disposal of assets	3	—
Changes in operating assets and liabilities:
Restricted cash	1,650	1,305
Trade receivables	(12,686)	(36,727)
Inventory	(1,276)	(1,954)
Prepaid expenses and other current assets	(1,489)	533
Other assets	610	1,162
Accounts payable	(4,102)	7,761
Accrued liabilities	(55,455)	(26,046)

Net cash used in operating activities	(50,190)	(49,642)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(3,328)	(19,083)

Net cash used in investing activities	(3,328)	(19,083)

CASH FLOWS FROM FINANCING ACTIVITIES
Debt issuance costs	(39)	(9)

Net cash used in financing activities	(39)	(9)

Net decrease in cash and cash equivalents	(53,557)	(68,734)
Cash and cash equivalents—beginning of period	110,031	120,443

Cash and cash equivalents—end of period	$56,474	$51,709

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700